Exhibit T3A.6

«Lion/Rally Lux 2»

société à responsabilité limitée

Luxembourg

R.C.S. Luxembourg, section B numéro 139 055

A. PURPOSE – DURATION – NAME – REGISTERED OFFICE

Art. 1. There exists a private limited liability company (société à responsabilité limitée) under the name of “Lion/Rally Lux 2” (hereinafter the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), as well as by the present articles of association.

Art.2. The purpose of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

The Company may further guarantee, grant security in favour of third parties to secure its obligations or the obligations of companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company.

The Company may also guarantee, grant security in favour of third parties to secure obligations of companies which do not form part of the same group of companies as the Company, grant loans or otherwise assist companies which do not form part of the same group of companies as the Company.

The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid securities in accordance with Luxembourg law.

The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it may deem useful in accomplishment of these purposes.

Art. 3. The Company is incorporated for an unlimited period.

Art. 4. The registered office of the Company is established in the city of Luxembourg, Grand-Duchy of Luxembourg. The registered office may be transferred within the same municipality by decision of the manager or, in case of several managers, of the board of managers.

Branches or other offices may be established either in the Grand-Duchy of Luxembourg or abroad by resolution of the manager or, in case of several managers, by the board of managers.

In the event that the manager or the board of managers determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.

B. SHARE CAPITAL – SHARES

Art. 5. The Company’s share capital is set at five million three hundred and thirty thousand eight hundred and five US dollars (USD 5,330,805.-), represented by five million three hundred and thirty thousand eight hundred and five (5,330,805) shares with a par value of one US dollar (USD 1.-) each.

Each share is entitled to one vote at ordinary and extraordinary general meetings of shareholders.

Art. 6. The share capital may be modified at any time by approval of (i) a majority of shareholders (ii) representing three quarters of the share capital at least in accordance with the provisions of the Law.

Art. 7. The Company will recognize only one holder per share. Joint co-owners shall appoint a single representative who shall represent them towards the Company.

Art. 8. The Company’s shares are freely transferable among shareholders. Any inter vivos transfer to a new shareholder is subject to the approval of such transfer given by shareholders representing three quarters of the share capital.

In the event of death, the shares of the deceased shareholder may only be transferred to new shareholders subject to the approval of such transfer given by the owners of shares representing three quarters of the rights of the survivors, subject to and in accordance with the Law. Such approval is, however, not required in case the shares are transferred either to parents, descendants or the surviving spouse.

The Company may have one or several shareholders, with a maximum number of forty (40), unless otherwise provided by law.

Art. 9. The death, suspension of civil rights, dissolution, bankruptcy or insolvency of any of the shareholders will not cause the dissolution of the Company.

C. MANAGEMENT

Art. 10. The Company is managed by one or several managers, who need not be shareholders. In the case of several managers, the sole shareholder, or as the case may be, the shareholders, may decide that they shall be named “Manager A” or “Manager B”.

In dealing with third parties, the manager, or in case of several managers, the board of managers has extensive powers to act in the name of the Company in all circumstances and to authorise all acts and operations consistent with the Company’s purpose. The managers are appointed by the sole shareholder, or as the case may be, the shareholders, who fix(es) the term of their office. They may be dismissed freely at any time by the sole shareholder, or as the case may be, the shareholders.

The Company will be bound in all circumstances by the signature of the sole manager or, if there is more than one manager, by the joint signature of any Manager A together with any Manager B.

Art. 11. In case of several managers, the Company is managed by a board of managers which may choose from among its members a chairman, and, as the case may be, a vice-chairman. It may also choose a secretary, who need not be a manager and who shall be responsible for keeping the minutes of the meetings of the board of managers.

The board of managers shall meet upon call by the chairman, or two managers, at the place indicated in the notice of meeting. The meetings of the board of managers shall be held at the registered office of the Company unless otherwise indicated in the notice of meeting. The chairman shall preside at meetings of the board of managers, but in his absence, the board of managers may appoint another manager as chairman pro tempore by vote of the majority present at any such meeting.

Written notice of any meeting of the board of managers must be given to the managers at least ten (10) business days (meaning a day (other than a Saturday, Sunday or a public holiday) on which banks in London, New York, Luxembourg, Cyprus and Moscow are normally open for the conduct of general banking business) in advance of the date foreseen for the meeting, except in case of emergency, in which case the nature and the motives of the emergency shall be mentioned in the notice. This notice may be waived by consent in writing, by facsimile, e-mail or any other similar means of communication. A separate notice will not be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of managers.

No notice shall be required in case all the members of the board of managers are present or represented at a meeting of such board of managers or in the case of resolutions in writing approved and signed by all the members of the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by facsimile, e-mail or any other similar means of communication another manager as his proxy. A manager may represent more than one of his colleagues.

Any manager may participate in any meeting of the board of managers by conference-call, videoconference or by other similar means of communication allowing each person taking part in the meeting (i) to hear the other participating managers and (ii) to address each of the other participating managers simultaneously. The participation in a meeting by these means is equivalent to a participation in person at such meeting. A meeting held in this way shall be deemed to take place at the place where the largest group of managers is assembled or, if no such group is readily identifiable, at the place from where the chairman of the meeting participates at the start of the meeting.

The board of managers can deliberate or act validly only if at least one Manager A and one Manager B are present or represented at a meeting of the board of managers. Notwithstanding the foregoing, no quorum shall be present unless the majority of managers at the meeting are non-UK tax residents. Decisions shall be taken by a majority of votes of the managers present or represented at such meeting and in the case of equality of votes, no manager, including without limitation the chairman, shall have a casting vote. A manager shall not be entitled to vote at any meeting of the board of managers on any resolution concerning a matter in relation to which he has a conflict and he shall not be counted in the quorum in respect of any such meeting unless he first declares such conflict prior to the start of the meeting and subject to the requirements of Luxembourg law.

The board of managers may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, e-mail or any other similar means of communication. The entirety will form the minutes giving evidence of the resolution.

Art. 12. The minutes of any meeting of the board of managers shall be signed by the chairman or, in his absence, by the vice-chairman, or by two managers. Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman or by two managers or by any person duly appointed to that effect by the board of managers. There shall be given to each manager the minutes of every meeting of the board of managers as soon as reasonably practicable.

Art. 13. The death or resignation of a manager, for any reason whatsoever, shall not cause the dissolution of the Company.

Art. 14. The managers do not assume, by reason of their position, any personal liability in relation to commitments regularly made by them in the name of the Company. They are authorised agents only and are therefore merely responsible for the execution of their mandate.

Art. 15. The manager or, in case of several managers, the board of managers may decide to pay interim dividends on the basis of a statement of accounts prepared by the manager or the board of managers showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realized profits since the end of the last financial year, increased by carried forward profits and distributable reserves, but decreased by carried forward losses and sums to be allocated to a reserve to be established by law or by these articles of association.

D. DECISIONS OF THE SOLE SHAREHOLDER –

COLLECTIVE DECISIONS OF THE SHAREHOLDERS

Art. 16. Each shareholder may participate in collective decisions irrespective of the number of shares which he owns. Each shareholder is entitled to as many votes as he holds or represents shares.

Art. 17. The general meeting of shareholders is vested with the powers expressly reserved to it by law and by these articles of association. Save a higher majority as provided herein, collective decisions are only validly taken in so far as they are adopted by shareholders owning more than half of the share capital.

The shareholders may not change the nationality of the Company otherwise than by unanimous consent. Any other amendment of the articles of association requires the approval of (i) a majority of shareholders (ii) representing three quarters of the share capital at least.

Art. 18. In the case of a sole shareholder, such shareholder exercises the powers granted to the general meeting of shareholders under the provisions of section XII of the Law. In such case, any reference made herein to the “general meeting of shareholders” shall be construed as a reference to the sole shareholder, depending on the context and as applicable, and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

E. FINANCIAL YEAR – ANNUAL ACCOUNTS –

DISTRIBUTION OF PROFITS

Art. 19. The Company’s financial year commences on 1st January and ends on 31st December of the same year.

Art. 20. Each year on 31st December, the accounts are closed and the manager(s) prepare(s) an inventory including an indication of the value of the Company’s assets and liabilities. Each shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

Art. 21. Each year, five per cent (5%) of the net profit is set aside for the establishment of a statutory reserve, until such reserve amounts to ten per cent (10%) of the share capital. The balance may be freely used by the shareholders.

F. DISSOLUTION – LIQUIDATION

Art. 22. In the event of dissolution of the Company, the Company shall be liquidated by one or more liquidators, who need not be shareholders, and which are appointed by the general meeting of shareholders which will determine their powers and fees. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the shares of the Company held by them.

Art. 23. All matters not governed by these articles of association shall be determined in accordance with the Law.